Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—May 20, 2019

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.006988 per unit, payable on June 14, 2019 to unitholders of record on May 31, 2019. The net profits interest calculation represents reported oil production for the month of February 2019 and reported natural gas production during January 2019. The calculation includes accrued costs incurred in March 2019.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	70,909	2,532	319,771	10,315	$43.04	$2.60

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $3.1 million for the current month on realized wellhead prices of $43.04/bbl. Recorded natural gas cash receipts from the Underlying Properties totaled $0.8 million for the current month on realized wellhead prices of $2.60/mcf. The recorded oil cash receipts reflect the highest reported monthly oil production attributable to the Underlying Properties since the month of April 2015. The increase in production in the current month is attributable to both the previously announced Permian horizontal wells as well as incremental capital expenditures on conventional oil wells by certain operators of the Underlying Properties. The increase in production was offset by a decrease in realized oil prices compared to the prior period. The increase in gas revenues in the current month reflects higher reported production for the Underlying Properties, which was partially offset by a decline in realized gas prices compared to the prior period.

Total accrued operating expenses for the period were $2.2 million, which were flat month-over-month from February 2019.

Capital expenditures increased from $0.8 million in the month of February 2019 to $1.3 million in the month of March 2019, and represented a $1.0 million increase over the average monthly capital expenditures of $0.3 million during 2018. Approximately $0.8 million of the current month’s capital expenditures was associated with the drilling and completion of Permian horizontal wells, operated by Pioneer Natural Resources and Encana Corporation, which have contributed to the recent oil production growth exhibited in the current month.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from COERT Holdings 1 LLC (the “Sponsor”) with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the continuing transition process following the sale of the Underlying Properties to the Sponsor. Volumes and revenues reflected in the current period are, and in certain future periods during this transition process may be, higher than expected as delayed revenues are received by the Sponsor and are not indicative of future production and revenues. In addition, future monthly capital expenditures may not return to the average levels experienced in 2018 and prior periods. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555